For Immediate Release

INVESTOR CONTACT:	Jason McGruder
Manager, Investor Relations
212-381-5182

PRESS CONTACT:	Jennifer Miller
VP, Corporate Communications
212-381-5705

DOUBLECLICK REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS
Company records significant increase in Cash Flow from Operations

NEW YORK, NY, February 3, 2005 – DoubleClick Inc. (NASDAQ: DCLK), the leading provider of data and technology solutions for marketers, advertising agencies and web publishers, today announced financial results for the fourth quarter and full year ended December 31, 2004, and gave its business outlook for the first quarter of 2005.

	4Q04	4Q03	FY04	FY03
Revenue (000’s)	$83,469	$72,937	$301,623	$271,337
GAAP Net Income (000’s)[1]	$10,572	$3,841	$37,510	$16,918
GAAP EPS[2]	$0.08	$0.03	$0.26	$0.11

“We benefited from significant margin improvements in Ad Management and Email compared to the fourth quarter of 2003, and had stronger than expected results from our Performics division,” said Kevin Ryan, Chief Executive Officer, DoubleClick. “In addition, we had our best quarter of cash flow from operations generation in over four years.”

Fourth Quarter Accomplishments
Highlights of the Company’s performance follow:

▶	Margin improvements in its Ad Management and Email products and better than expected revenue from DoubleClick’s Search Engine and Affiliate Marketing products led to record gross and operating margins in the Company’s TechSolutions segment;

▶	The Company recorded an over 40% increase in quarterly cash flow from operations versus 4Q03;

▶	The Performics division saw a quarterly revenue increase of over 60% year on year;

▶	The Company’s Data Management quarterly revenue grew over 40% against 4Q03; and

▶	The Company took steps to improve its Marketing Automation business, including forming a partnership with Omniture to market their site analytics product.

Fourth Quarter Results
DoubleClick reported revenue for the fourth quarter of $83.5 million versus $72.9 million in the year-ago period. GAAP net income for the most recent quarter was $10.6 million, or $0.08 per share, compared with $3.8 million, or $0.03 per share, in the fourth quarter of 2003. The Company achieved a gross margin of 74.8% during the quarter compared to 66.6% in the year-ago

1 A description of certain items affecting FY04, FY03 and 4Q03 is provided in the attached schedule for reconciliation of GAAP Net income to EBITDA.

2 Under FASB EITF Issue No. 04-8, DoubleClick’s current and former Convertible Subordinated Notes are now included in the calculation of diluted EPS for their respective reporting periods. The impact of FASB EITF 04-08 resulted in a reduction of GAAP EPS of less than $0.01 for 4Q04 and 4Q03; $0.02 for FY2004; and approximately $0.01 for FY2003. The outlook DoubleClick provided in October of 2004 was exclusive of the effects of EITF Issue No. 04-8. The outlook provided in January of 2005 was inclusive of the effects of EITF Issue No. 04-8.

period. EBITDA3 was $17.4 million for the fourth quarter of 2004 compared to $16.2 million in 4Q03. Total GAAP operating expenses were $53.3 million in the quarter, versus $47.9 million in the fourth quarter of 2003. Total company headcount was 1,541 as of December 31, 2004, against 1,223 twelve months prior.

Fourth quarter 2004 results did not include any material unusual items. Fourth quarter 2003 GAAP earnings were negatively impacted by $5.4 million in charges related to the relocation of the Company’s New York headquarters. These charges were partially offset by the reversal of a $1.3 million reserve relating to the favorable resolution of certain tax matters.

DoubleClick generated $33.7 million in cash flow from operations during the fourth quarter. The year over year increase in quarterly cash flow from operations was driven primarily by higher overall company GAAP net income and stronger working capital versus 4Q03. The Company had $552.3 million in cash and marketable securities, and had a net cash4 position of $417.3 million, or $3.32 per share, as of December 31, 2004.

Full Year Results
DoubleClick reported revenue for the full year of $301.6 million versus $271.3 million in 2003. Full year 2004 GAAP net income was $37.5 million, or $0.26 per share, compared with $16.9 million, or $0.11 per share, in the prior year. The Company achieved a gross margin of 71.2% during the year compared to 65.3% in 2003. EBITDA was $66.7 million for 2004 compared to $67.9 million in the prior year. Total GAAP operating expenses were $192.7 million for the full year, versus $164.4 million in 2003.

DoubleClick’s full year 2004 GAAP net income and EBITDA benefited from a non-operating gain of approximately $7.1 million from the Company’s sale of its 15% interest in AdLINK Internet Media AG and from a restructuring credit relating to DoubleClick’s Louisville, Colorado facility, which lowered operating expenses by $4.5 million. In addition, 2004 GAAP net income and EBITDA benefited from a distribution from MaxWorldwide, Inc. of approximately $2.4 million in connection with its plan of liquidation and dissolution, and from the reversal of a $1.5 million reserve relating to a prior acquisition. These gains were partially offset by a write-down of DoubleClick’s Enterprise Marketing Solutions (EMS) business of approximately $5.6 million.

2003 GAAP net income was negatively impacted by $14.6 million in accelerated depreciation charges associated with the relocation of the Company’s New York headquarters and the termination of a lease for the Company’s San Francisco facility. These charges were partially offset by a $1.3 million reserve reversal relating to the resolution of certain tax matters. GAAP net income and EBITDA benefited from a net restructuring credit of $9.1 million associated with these facilities and $1.4 million received by the Company in connection with an insurance claim. These benefits were partially offset by a $4.4 million loss relating to the redemption of DoubleClick’s 4.75% Convertible Subordinated Notes.

TechSolutions
The TechSolutions segment reported fourth quarter revenue of $56.8 million versus $46.9 million in 4Q03. TechSolutions gross margin was 79.2%, versus 68.1% in the December quarter of 2003. TechSolutions operating margin was 25.0%, versus 11.0% in the fourth quarter of 2003. Margins improved primarily because of higher revenue from the Company’s Ad Management, Email, Search Engine Marketing, and Affiliate Marketing products.

For the full year, the TechSolutions segment recorded revenue of $196.3 million, a gross margin of 74.4%, and an operating margin of 15.9%. This compares to revenue of $175.4 million, a gross margin of 63.4%, and an operating margin of 5.9% for full year 2003. The year-over-year quarterly and annual improvement in revenue is primarily a result of the inclusion of the results of Performics and SmartPath, which were acquired in June and March of 2004, respectively. Full year 2004 TechSolutions expenses were adversely affected by the EMS write-down of approximately $5.6 million, and 2003 TechSolutions expenses included roughly $10.8 million in accelerated depreciation charges related to the Company’s facilities.

Ad Management
The Company’s Ad Management revenue was $33.2 million in 4Q04 versus $34.1 million in the year-ago period. For the year, Ad Management revenue was $128.1 million against $128.8 million in 2003. These declines were principally due to pricing declines outweighing volume increases in the Company’s Publisher business. These declines were partially offset by an increase in revenues from DoubleClick’s Advertiser products, where volume increases continued to outweigh price declines.

3 EBITDA (or Earnings Before Interest, Tax, Depreciation, and Amortization) is a non-GAAP financial measure. Please see the attached schedule for a reconciliation of GAAP net income to EBITDA. Please see the Form 8-K filed on February 3, 2005 by the Company with the SEC for a discussion of why the Company believes EBITDA is a useful financial measure to investors and of how and when management uses EBITDA.

4 Net cash may be considered a non-GAAP financial measure and is defined as gross cash and cash equivalents of $126.1 million, restricted cash of $15.3 million, and investments in marketable securities of $410.9 million minus zero coupon convertible subordinated notes of $135 million. Please see the Form 8-K filed on February 3, 2005 by the Company with the SEC for a discussion of why the Company believes net cash is a useful financial measure to investors and of how and when management uses this measure.

2

DoubleClick has recently signed several new contracts for use of its Ad Management solutions. These wins include Ant Farm Interactive, Friendster, I-level, IMHO Scandinavia, and Luxury Link.

Marketing Automation
The Company’s Marketing Automation products had revenue of $14.5 million in the most recent quarter, against $12.8 million in 4Q03. For 2004, the division recorded revenue of $54.0 million versus $46.6 million in the prior year. The year-over-year revenue increase for the quarter and year was due to the acquisition of SmartPath and organic growth from the Company’s Email business.

DoubleClick has struck new Marketing Automation deals with clients including AOL France, AirAsia, and bonprix.

“We were pleased to see that gross and operating margins continued to improve in our TechSolutions segment,” said David Rosenblatt, President of DoubleClick. “However, we plan to focus on making sure that all of our products are achieving their optimal level of growth in terms of both revenue and profitability.”

Performics
The Company’s Search Engine and Affiliate Marketing products recorded revenue of $9.1 million in 4Q04, and $14.1 million for the two quarters of 2004 in which Performics was a division of DoubleClick. These figures were higher than DoubleClick’s previous outlook due largely to stronger than expected growth in overall e-commerce and search advertising spending.

Agreements to use the division’s solutions have recently been reached with ADT Security Services, Armani Exchange, CountryWide Financial, World Savings Bank, Yves Rocher, and Walt Disney World’s search program.

Data
DoubleClick reported Data segment revenue of $26.7 million in 4Q04, compared to $26.0 million in 4Q03. For the year, Data segment revenue was $105.3 million, compared to $95.9 million in 2003. Overall Data gross margin was 65.3% for the quarter and 65.2% for the year, against 64.0% and 68.8% in the relevant prior periods. Data operating margins were 21.3% and 22.3% for the quarter and year, versus 22.6% and 28.4% in the comparable year ago timeframes. Data segment margins declined versus the previous year’s periods primarily because a higher percentage of the segment’s sales were generated by the lower margin Data Management Solutions (DMS) division.

Abacus
Abacus quarterly revenue was $22.4 million versus $23.1 million in the year-ago period. Abacus annual revenue was $92.7 million against $90.4 million in 2003. Abacus quarterly revenue fell primarily because increases in U.S. Business to Business Alliance revenue did not make up for lower spending by Business to Consumer cataloguers. During the quarter, DoubleClick announced the formation of a U.K Business to Business Alliance, and added 77 net new members across all wholly owned Abacus Alliances globally, bringing the total to over 2,500.

DMS
DMS generated $4.2 million in revenue for 4Q04 against the year-ago quarter’s $3.0 million. For full year 2004, DMS revenue was $12.6 million versus $5.5 million in 2003. DoubleClick’s DMS business was acquired June 30, 2003, and its results were consolidated beginning in 3Q03. Since the beginning of 4Q04, the Company has signed over 20 new deals for the use of its DMS solutions and its other smaller Data products.

“Fourth quarter DMS revenue grew by over 40% year over year, and our U.S. Business to Business Alliance continued to show an even faster growth rate” added Brian Rainey, President, Abacus, a division of DoubleClick Inc. “In addition, we have signed up several dozen members for our newer International Alliances.”

First Quarter 2005 Outlook
DoubleClick’s guidance presented below does not include the potential impact of any mergers, acquisitions, divestitures or business combinations that may be announced after the date hereof, but does include the impact of retention bonuses and professional fees related to the Company’s strategic review announced October 31, 2004.

3

DoubleClick expects 1Q05 revenue to be between $70 million and $75 million. The Company expects total Company gross margin to be in the high 60s to low 70s percentage range. GAAP operating expenses are expected to be between $51 million and $53 million. Items in interest and other, net and taxes are expected to be approximately $1 million, based on an assumed tax rate of approximately 15%. The Company anticipates recording GAAP earnings of between $(0.01) and $0.03 per share.

The Company’s segment projections for 1Q05 are as follows:

▶	TechSolutions revenue is expected to be between $45 million and $50 million, including $28 million to $31 million from Ad Management, $11 million to $13 million from Marketing Automation, and approximately $6 million from Performics. Overall TechSolutions gross margin is expected to be in the mid 70s percentage range.

▶	Data revenue is expected to be between $24 million and $26 million, including approximately $20 million to $22 from Abacus; overall Data gross margin should be in the low 60s percentage range.

“We are taking steps to ensure that we optimize our investments while maintaining tight cost controls,” said Bruce Dalziel, Chief Financial Officer, DoubleClick. “In 2005, we expect to improve upon our 2004 results.”

Conference Call Today
The DoubleClick Conference Call to discuss this earnings press release is scheduled for today at 5:00 p.m. EDT. This call will be available live via Webcast, and on a replay basis afterward on the Company’s website www.doubleclick.net under Investor Relations or at ir.doubleclick.net. The Webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via www.streetevents.com.

Additional financial metrics can be found in the “Financial Reports” section of DoubleClick’s Investor Relations website, at ir.doubleclick.net.

About DoubleClick
DoubleClick is the leading provider of data and technology solutions for advertising agencies, marketers, and web publishers to plan, execute, and analyze their marketing programs. DoubleClick’s marketing solutions help clients yield the highest return on their marketing dollar. DoubleClick Inc. has global headquarters in New York City and maintains 22 offices around the world.

Note: This press release includes forward-looking statements, including earnings and revenue projections and plans set forth under the section titled “First Quarter 2005 Outlook” above, as well as sentences using the words “expects,” “plans,” “should,” or “believes” and all other statements that are not purely historical. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: intense competition in DoubleClick’s industry, lack of growth or decline in online advertising or marketing, changes in government regulation, uncertainties related to DoubleClick’s decision to review strategic options, failure to manage the integration of acquired companies, failure to successfully manage the Company’s international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it may choose not to do so, even if the Company’s estimates change.

# # #

— Continued —

4

DOUBLECLICK INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited, in thousands, except per share amounts)
Revenue:
Technology	$56,810	$46,892	$196,295	$175,403
Data	26,659	26,045	105,328	95,934

Revenue	83,469	72,937	301,623	271,337
Cost of revenue	21,046	24,353	86,959	94,131

Gross profit	62,423	48,584	214,664	177,206
Operating expenses:
Sales and marketing	28,554	24,625	104,029	92,308
General and administrative	9,890	10,378	35,864	36,063
Product development	13,173	11,922	46,459	39,180
Amortization of intangibles	1,639	1,016	5,228	5,896
Impairment of goodwill and intangible assets	—	—	5,592	—
Restructuring credits, net	—	—	(4,514)	(9,092)

Total operating expenses	53,256	47,941	192,658	164,355
Income from operations	9,167	643	22,006	12,851
Other income (expense)
Equity in losses of affiliates	(415)	(112)	(1,299)	(2,551)
Loss on early extinguishment of debt	—	—	—	(4,406)
Gain on distribution from affiliate	—	—	2,400	—
Gain on sale of investment in affiliate			7,125
Interest and other, net	2,033	2,940	10,485	12,063

Total other income	1,618	2,828	18,711	5,106
Income before income taxes	10,785	3,471	40,717	17,957
Provision (benefit) for income taxes	213	(370)	3,207	1,039

Net income	$10,572	$3,841	$37,510	$16,918

Basic net income per share	$0.08	$0.03	$0.29	$0.12

Weighted average shares used in basic net income per share	125,632	137,571	131,159	137,074

Diluted net income per share	$0.08	$0.03	$0.26	$0.11

Weighted average shares used in diluted net income per share	138,505	151,634	144,178	150,345

DOUBLECLICK INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003
	(Unaudited, in thousands, except share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$126,135	$183,484
Investments in marketable securities	264,332	151,898
Restricted cash	3,635	16,328
Accounts receivable, net of allowances of $10,051 and $7,519, respectively	84,165	51,491
Prepaid expenses and other current assets	12,257	17,473

Total current assets	490,524	420,674
Investment in marketable securities	146,552	312,434
Restricted cash	11,668	11,668
Property and equipment, net	77,821	75,786
Goodwill	72,948	18,658
Intangible assets, net	22,395	10,847
Investment in affiliates	5,772	13,422
Other assets	13,749	14,408

Total assets	$841,429	$877,897

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,964	$4,164
Accrued expenses and other current liabilities	56,844	63,152
Deferred revenue	13,687	8,188

Total current liabilities	105,495	75,504
Convertible subordinated notes — Zero Coupon, due 2023	135,000	135,000
Other long term liabilities	20,570	27,046

Total liabilities	261,065	237,550

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.001; 5,000,000 shares authorized, none outstanding	—	—
Common stock, par value $0.001; 400,000,000 shares authorized, 140,564,907 and 139,329,875 shares issued, respectively	141	139
Treasury stock, 14,864,925 and 1,846,170 shares, respectively	(109,223)	(10,396)
Additional paid-in capital	1,294,510	1,287,775
Accumulated deficit	(612,013)	(649,523)
Other accumulated comprehensive income	6,949	12,352

Total stockholders’ equity	580,364	640,347

Total liabilities and stockholders’ equity	$841,429	$877,897

DOUBLECLICK INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited, in thousands)
OPERATING ACTIVITIES
Net income	$10,572	$3,841	$37,510	$16,918
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and leasehold amortization	5,908	13,787	25,413	51,252
Amortization of intangible assets	2,973	1,944	10,092	9,427
Equity in losses of affiliates	415	112	1,299	2,551
Gain on distribution from affiliate	—	—	(2,400)	—
Gain on sale of investment in affiliate			(7,125)
Loss on early extinguishment of debt	—	—	—	4,406
Restructuring credits, net	—	—	(4,514)	(9,092)
Impairment of goodwill and intangible assets	—	—	5,592	—
Other non-cash items	475	366	2,389	1,673
Provisions for bad debts and advertiser discounts	1,760	1,867	12,231	8,234
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	(7,304)	(112)	(25,272)	(9,134)
Prepaid expenses and other assets	1,008	1,917	7,424	4,631
Accounts payable	12,995	(2,122)	14,319	(4,218)
Lease termination and related payments	—	—	(7,625)	(70,874)
Accrued expenses and other liabilities	3,301	2,037	(7,388)	(22,619)
Deferred revenue	1,636	314	1,539	1,763

Net cash provided by (used in) operating activities	33,739	23,951	63,484	(15,082)
INVESTING ACTIVITIES
Purchases of investments in marketable securities	(32,622)	(74,850)	(127,706)	(409,045)
Maturities of investments in marketable securities	33,878	116,881	177,155	541,367
Restricted cash	24	(255)	12,693	(2,905)
Purchases of property and equipment	(7,754)	(11,346)	(26,295)	(28,580)
Proceeds from distribution from affiliate	—	—	2,400	—
Proceeds from sale of investment in affiliate	—	—	9,519	656
Proceeds from sale of intangible asset, net	—	—	—	900
Investment in Abacus Germany	(411)	—	(1,216)	—
Acquisition of businesses, net of cash assumed	—	—	(72,002)	(2,757)

Net cash (used in) provided by investing activities	(6,885)	30,430	(25,452)	99,636
FINANCING ACTIVITIES
Proceeds from the issuance of common stock	420	587	4,305	5,038
Proceeds from issuance of convertible subordinated notes, net	—	—	—	131,963
Proceeds used in repurchase of convertible bonds	—	—		(157,952)
Purchases of treasury stock	—	(1,447)	(98,827)	(1,447)
Payments under capital lease obligations and notes payable	—	(578)	(3,675)	(8,887)

Net cash provided by (used in) financing activities	420	(1,438)	(98,197)	(31,285)
Effect of exchange rate changes on cash	3,279	3,849	2,816	6,544

Net increase (decrease) in cash and cash equivalents	30,553	56,792	(57,349)	59,813
Cash and cash equivalents at beginning of period	$95,582	$126,692	$183,484	$123,671

Cash and cash equivalents at end of period	$126,135	$183,484	$126,135	$183,484

DOUBLECLICK INC.
RECONCILIATION OF EBITDA TO GAAP NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31, 2004		December 31, 2004
	2004	2003(3)	2004(2)	2003(4)
GAAP Net Income	$10,572	$3,841	$37,510	$16,918
Plus: tax provision (benefit)	213	(370)	3,207	1,039
Less: interest income, net	(2,230)	(2,965)	(9,523)	(10,702)
Plus: amortization of intangibles (1)	2,973	1,944	10,092	9,427
Plus: depreciation and leasehold amortization	5,908	13,787	25,413	51,252

EBITDA	$17,436	$16,237	$66,699	$67,934

GAAP Diluted Net Income Per Share	$0.08	$0.03	$0.26	$0.11

(1) For the three months ended December 31, 2004 and December 31, 2003, $1.3 million and $0.9 million, respectively, of amortization expenses of intangible assets relating to purchased technology was included as a component of cost of revenue in the Consolidated Statement of Operations. For the years ended December 31, 2004 and December 31, 2003, $4.9 million and $3.5 million, respectively, of amortization expenses of intangible assets relating to purchased technology was included as a component of cost of revenue in the Consolidated Statement of Operations.

(2) 2004 GAAP Net Income and EBITDA benefited from a $7.1 million non-operating gain from the sale of the Company’s 15% interest in AdLINK Internet Media AG, a $4.5 million restructuring credit relating to the Company’s Louisville, Colorado facility, a distribution from MaxWorldwide of $2.4 million in connection with its plan of liquidation and dissolution and a $1.5 million reserve reversal relating to a prior acquisition. These benefits were partially offset by a $5.6 million impairment charge resulting from the write-down of the Company’s Enterprise Marketing Solutions business. These items added a net total of approximately $0.07 per share to GAAP Net Income in 2004.

(3) For the three months ended December 31, 2003, GAAP Net Income was negatively impacted by $5.4 million in accelerated depreciation charges associated with the relocation of the Company’s New York headquarters. This charge was partially offset by a $1.3 million reserve reversal relating to the resolution of certain tax matters. These items lowered GAAP Net Income by approximately $0.03 per share in 4Q03.

(4) 2003 GAAP Net Income was negatively impacted by $14.6 million in accelerated depreciation charges associated with the relocation of the Company’s New York headquarters and the termination of a lease for the Company’s San Francisco facility. These charges were partially offset by a $1.3 million reserve reversal relating to the resolution of certain tax matters. GAAP Net Income and EBITDA benefited from a net restructuring credit of $9.1 million associated with these facilities and $1.4 million received by the Company in connection with an insurance claim. These benefits were partially offset by a $4.4 million loss relating to the redemption of the Company’s 4.75% Convertible Subordinated Notes. These items lowered GAAP Net Income by approximately $0.05 per share in 2003.